THE QUIZNO'S CORPORATION MORE THAN DOUBLES
                PREVIOUS RESTAURANT OPENINGS RECORD IN 2Q 1997


DENVER, Colorado - The QUIZNO'S Corporation (Nasdaq: QUIZ) reported today it opened a record 40 franchised QUIZNO'S Classic Subs restaurants in the second quarter ending June 30, 1997. This is more than double the previous record set for restaurant openings in one quarter which was 19 opened in the third quarter of 1996.

President & CEO Richard E. Schaden, who released preliminary results for the second quarter, said the chain is on track to continue a similar pace of restaurant openings through the rest of the year. Schaden added that the large volume of openings is due to continuing increased activity by QUIZNO'S Area Directors, who currently are actively developing 80 markets across the U.S. and in British Columbia, Canada, and increased visibility for the QUIZNO'S concept nationwide.

"We are very pleased with the continued growth of the chain during the second quarter," said Schaden. "We believe we remain on track to become the number three sub sandwich chain in terms of number of units open and that royalties will grow to a level sufficient to cover franchise support expenses by the end of 1997".

In the second quarter, the first college campus QUIZNO'S Express unit began operating at San Antonio Community College in San Antonio, Texas. In addition, seven new mall food court units opened, bringing to 22 the number of mall food court locations open across the country. QUIZNO'S entered seven new markets; including San Antonio; Redondo Beach, California; Spokane, Washington; Peoria, Illinois; Florence, Kentucky; Kernersville, North Carolina and Huntsville, Alabama, which is the first QUIZNO'S opening in Alabama. Eight QUIZNO'S Classic Subs restaurants opened in Texas, bringing the total number open here to 16.

In the second quarter of 1997, QUIZNO'S also reported 38 new franchises sold and three Area Director agreement were signed to develop Springfield, Joplin and Pittsburgh, Missouri; Charlotte, North Carolina and Greenville, South Carolina; and Dade and Monroe Counties in Florida. In addition, two Area Directors expanded their existing agreement to include new areas throughout Los Angeles County.

The chain, which is expanding nationally, currently has QUIZNO'S Classic Subs restaurants open in 29 states and Canada, including: Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Idaho, Illinois, Iowa, Kansas, Kentucky, Louisiana, Michigan, Minnesota, Missouri, Montana, Nebraska, New Mexico, North Carolina, North Dakota, Ohio, Oregon, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin and British Columbia, Canada.

QUIZNO'S, a quick-service, Italian-style deli concept which serves signature oven baked QUIZNO'S Classic Subs, has been a popular Denver-based chain for 16 years and has grown from 18 restaurants open in 1991 when Rick Schaden and his father, Dick Schaden, purchased the company to more than 200 restaurants open today.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effects of national and regional economic and market conditions, the eating habits of the American public, cost of labor and employee benefits, costs of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1996.

For more information, contact: Deb Leider, QUIZNO'S Communications line, (303) 706-9338 or Sue Hoover, the QUIZNO'S Corporation, (303) 291-0999, ext. 3321